FIRST AMENDMENT TO CONSULTING AGREEMENT

This First Amendment to Consulting Agreement (this “Amendment”) is entered into by and between NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Jonathan C. Javitt (“Consultant”).  This Amendment is dated March 29, 2023 but shall apply with affect from March 9, 2023 (the “Amendment Effective Date”).

WHEREAS, the Company and the Consultant entered into the Consulting Agreement, effective as of March 8, 2022 (the “Consulting Agreement”), whereby Consultant agreed to provide consulting services for the benefit of the Company; and

WHEREAS, the Company and Consultant desire to amend the Consulting Agreement as set forth in this Amendment.

NOW, THEREFORE, the Company and Consultant hereby agree as follows:

1.Term. The first sentence of Section 2 of the Consulting Agreement is hereby deleted and replaced with the following:

“Subject to earlier termination pursuant to Section 5, the term of this Agreement shall be effective as of the Effective Date and shall continue until it expires on March 8, 2024. The contract shall be renewed for successive one year terms unless 60 days notice is provided prior to the first renewal date and 90 days notice is provided prior to subsequent renewal dates.”

2.	Section 3c(ii) shall be amended as follows:

hand, (ii) Consultant shall not have any right to act for, represent or otherwise bind the Company or any of their respective Affiliates in any manner, except as directed by the Company’s Chief Executive Office and (iii) Consultant shall not be entitled, and Consultant hereby waives any right, to participate in any benefit plans or programs of the Company or any of its Affiliates, except as granted by the Chief Executive Officer. Consultant acknowledges and agrees that the Company shall have no obligation to pay or provide continued health or medical coverage to Consultant. Consultant further acknowledges and agrees that Consultant shall have no right to bind the Company, except as authorized by the Chief Executive Officer. Consultant shall not (x) incur any expenses unless authorized in advance in writing by the Board or its designee, with the exception of routine travel expenses for meetings authorized by the Chief Executive Officer under travel policies in his prior employment contract, (y) issue any press releases or similar statements with respect to the Company except as authorized by the Chief Executive Officer or (z) enter into or seek to enter into any transactions on behalf of the Company, except as authorized by the Chief Executive Officer. Consultant acknowledges and agrees that he has disclosed to the Board all contracts and commitments that he has previously entered into with respect to or on behalf of the Company and its Affiliates. Consultant also acknowledges and agrees that any personal security arrangements or obligations of the Company with respect to Consultant shall be transferred to Consultant and Consultant shall be solely responsible for such payments and shall relieve the Company from any obligations thereunder.

2.Notices. Section 23 of the Consulting Agreement is hereby amended such that the address to which notices or other communications required or permitted to be given to the Company under the Consulting Agreement shall be:

NRx Pharmaceuticals, Inc.

1201 North Market Street

Suite 111

Wilmington, DE 19801

Attention: Stephen H. Willard, Chief Executive Officer

Email: willard@nrxpharma.com

with copies (which will not constitute notice hereunder) to:

Douglas Boggs, Esq.

DLA Piper (US) LLP

500 8th Street, NW

Washington, DC 20004

202-799-4070

Email: douglas.boggs@us.dlapiper.com

3.Exhibit A. Exhibit A to the Consulting Agreement shall be replaced in its entirety with the amended Exhibit A attached hereto.

4.Exhibit B. Exhibit B to the Consulting Agreement shall be replaced in its entirety with the amended Exhibit B attached hereto.

5.Except as expressly modified by this Amendment, all other provisions contained in the Consulting Agreement are hereby ratified and remain in full force and effect. All references to the “Agreement” in the Consulting Agreement shall mean the Consulting Agreement as amended by this Amendment. Any conflict or ambiguity that arises between this Amendment and the Consulting Agreement shall be resolved in favor of this Amendment.

6.This Amendment shall be governed by and in accordance with Section 17 of the Consulting Agreement.

7.This Amendment may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. Delivery of an executed copy of this Amendment by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Amendment as of the Amendment Effective Date.

IN WITNESS WHEREOF, the parties hereto, intending legally to be bound hereby, have executed this Amendment as of the date first above written.

NRX PHARMACEUTICALS, INC.

By:
	Name:	Stephen Willard
	Title:	Chief Executive Officer

CONSULTANT

Jonathan C. Javitt

EXHIBIT A

SERVICES

Consultant shall serve as the Company’s Chief Scientist and shall lead the Company’s scientific activities as follow:

●	The Consultant shall serve as the Company’s Chief Scientist and shall lead the Company’s Scientific, Clinical, Manufacturing, Regulatory, and related functions, reporting to the Company’s CEO. Consultant shall have the authority to bind the company on routine business matters under the CEO’s direction.
●	The Consultant shall review scientific information and provide strategic implications advice in quadrants of strategic interest including depression, suicidality and PTSD.
●	Consultant shall advise the CEO and his designees on methods to strengthen the Company’s regulatory and clinical trial operations and implement those methods.
●	The Consultant shall provide insights to emerging policies and support in developing strategies to prepare for opportunities.
●	The Consultant shall provide insights to external partners and scientific advisors that can help support the Company in specific projects.

EXHIBIT B

CONSULTANT FEES AND PAYMENT TERMS

1.Consultant Fees.

(a)Monthly Fee. Payment at the rate of $575,000 per full year that Consultant is engaged in providing the Services, payable monthly (i.e., $47,916.67 per month) in advance and prorated for the number of days in any partial month.

(b)Annual Bonus. Consultant shall be considered annually by the Board for a performance- based bonus (the “Annual Bonus”) with a minimum target of $250,000, at the discretion of the Board and upon satisfactory performance of the Services. The Annual Bonus, if any, is payable in March following the applicable calendar year and subject to Consultant’s continued engagement by the Company on the payment date, in accordance with the normal payroll and bonus practices of the Company. The Annual Bonus for the 2023 calendar year, if any, shall be pro-rated based on the number of days during the 2023 calendar year following March 8, 2023 that Consultant is engaged by the Company divided by 365.

(c)Equity Compensation.  Subject to the approval of the Board, Consultant shall be awarded a grant of 500,000 shares of restricted stock of the Company (the “Shares”), pursuant and subject in all respects to the terms and conditions as set forth in the award agreement to be entered into by and between the Company and Consultant. 250,000 of the Shares shall vest on the New Drug Application Date (as defined below) and the remaining 250,000 Shares shall vest on the New Drug Approval Date (as defined below).

(i)

The term “New Drug Application Date” means the date upon which the Food and Drug Administration (“FDA”) files the Company’s new drug application for the Antidepressant Drug Regimen (as defined below) for review.

(ii)

The term “New Drug Approval Date” means date upon which the FDA has both approved the Company’s Antidepressant Drug Regimen and listed the Company’s Antidepressant Drug Regimen in the FDA’s “Orange Book”.

(iii)

The term “Antidepressant Drug Regimen” means NRX-101, a proprietary fixed- dose combination capsule of d-cycloserine and Lurasidone, administered for sequential weeks of daily oral treatment following patient stabilization using a single infusion of NRX-100 (ketamine) or another standard of care therapy.

(d)The payment of the fees and other compensation described in this Exhibit B (collectively, the “Consultant Fees”) shall be subject to compliance with the terms of this Agreement, applicable law, regulation and the Company’s internal policies; provided that as a condition to any payment of Consultant Fees, Consultant shall provide within 30 days following the conclusion of the applicable month during the Term, an invoice or other documentation describing the Services rendered.

(e)Consultant shall keep and maintain an accurate and reasonably detailed record of days actually worked providing the Services during the Term.

2.Expenses. During the Term, the Company shall reimburse Consultant for Consultant’s reasonable and necessary out-of-pocket business expenses actually incurred in connection with providing the Services, to the extent (x) incurred in accordance with the Company’s then- prevailing policies and procedures (which shall include appropriate itemization, allocation and substantiation of expenses incurred) for expense reimbursement of consultants, and (y) approved in advance in writing by the CEO. Such reimbursement shall be paid to Consultant within 10 days of being approved by CEO.